Exhibit 99.2
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On January 31, 2018, Black Diamond Gathering LLC (Black Diamond), an entity formed by Black Diamond Gathering Holdings LLC (the Noble Member), a wholly-owned subsidiary of Noble Midstream Partners LP (the Partnership), and Greenfield Midstream, LLC, an EnCap Flatrock Midstream portfolio company (the Greenfield Member), completed the acquisition of all of the issued and outstanding limited liability company interests in Saddle Butte Rockies Midstream, LLC and certain affiliates (collectively, Saddle Butte) from Saddle Butte Pipeline II, LLC (Saddle Butte II).
The following unaudited pro forma consolidated financial information is derived from the historical consolidated financial statements of the Partnership and has been adjusted to reflect the acquisition of Saddle Butte. The aggregate purchase price for the acquisition was approximately $638.5 million in cash, which included certain pre-closing adjustments made in proportion to each party’s respective ownership interest. The purchase price is subject to customary adjustments following closing. Noble Member and Greenfield Member funded their share of the purchase price, approximately $319.9 million and $318.6 million, respectively, through contributions to Black Diamond. In addition to the payment to Saddle Butte II, Black Diamond, through an additional contribution from Greenfield Member, paid PDC Energy, Inc. (PDC Energy) approximately $24.1 million to expand PDC Energy’s acreage dedication as well as expand the duration of the acreage dedication by five years. In accordance with the Black Diamond LLC Agreement, Noble Member received a 54.4% equity ownership interest in Black Diamond and Greenfield Member received a 45.6% equity ownership interest in Black Diamond.
The unaudited pro forma consolidated balance sheet as of December 31, 2017 gives effect to the acquisition as if it had occurred on December 31, 2017. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 gives effect to the acquisition as if it had occurred on January 1, 2017.

Noble Midstream Partners LP
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2017
(in thousands)

	Noble Midstream Partners LP as Reported	Pro Forma Adjustments		Noble Midstream Partners LP Pro Forma
ASSETS
Current Assets
Cash and Cash Equivalents	$18,026	$13,418	(a)	$26,839
		(4,605)	(b)
Restricted Cash	37,505	(37,505)	(b)	—
Accounts Receivable — Affiliate	27,539	—		27,539
Accounts Receivable — Third Party	2,641	10,661	(a)	13,302
Other Current Assets	389	1,058	(a)	1,447
Total Current Assets	86,100	(16,973)		69,127
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	706,039	206,161	(a)	912,200
Less: Accumulated Depreciation and Amortization	(44,271)	—		(44,271)
Total Property, Plant and Equipment, Net	661,768	206,161		867,929
Intangible Assets	—	348,743	(a)	348,743
Goodwill	—	100,867	(a)	100,867
Investments	80,461	—		80,461
Deferred Charges	1,429	—		1,429
Total Assets	$829,758	$638,798		$1,468,556
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$1,616	$—		$1,616
Accounts Payable — Trade	109,893	18,259	(a)	128,152
Ad Valorem Tax	1,137	—		1,137
Other Current Liabilities	1,739	—		1,739
Total Current Liabilities	114,385	18,259		132,644
Long-Term Liabilities
Long-Term Debt	85,000	300,000	(b)	385,000
Asset Retirement Obligations	10,416	—		10,416
Long-Term Portion of Capital Lease	3,142	—		3,142
Other Long-Term Liabilities	585	—		585
Total Liabilities	213,528	318,259		531,787
EQUITY
Partners’ Equity
Limited Partner
Common Units (23,712 units outstanding)	642,616	(2,095)	(b)	640,521
Subordinated Units (15,903 units outstanding)	(168,136)	(1,405)	(b)	(169,541)
General Partner	520	—		520
Total Partners’ Equity	475,000	(3,500)		471,500
Noncontrolling Interests	141,230	324,039	(c)	465,269
Total Equity	616,230	320,539		936,769
Total Liabilities and Equity	$829,758	$638,798		$1,468,556
The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Midstream Partners LP
Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income
Year Ended December 31, 2017
(in thousands, except per unit amounts)

	Noble Midstream Partners LP as Reported	Saddle Butte II as Reported	Less Saddle Butte II Excluded Properties (1)	Pro Forma Adjustments		Noble Midstream Partners LP Pro Forma
Revenues
Midstream Services — Affiliate	$224,401	$—	$—	$—		$224,401
Midstream Services — Third Party	14,880	22,803	—	—		37,683
Commodity Sales	—	739,035	(7,681)	(701,241)	(d)	30,113
Total Revenues	239,281	761,838	(7,681)	(701,241)		292,197
Costs and Expenses
Cost of Commodity Sales	—	732,330	(7,503)	(701,241)	(d)	23,586
Direct Operating	54,007	3,452	(2)	—		57,457
Depreciation and Amortization	12,953	5,637	(215)	32,070	(e)	50,445
General and Administrative	13,396	9,860	(4,831)	—		18,425
Total Operating Expenses	80,356	751,279	(12,551)	(669,171)		149,913
Operating Income	158,925	10,559	4,870	(32,070)		142,284
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	1,603	514	—	8,250	(f)	10,367
Investment and Other Income	(6,334)	654	(724)	—		(6,404)
Total Other (Income) Expense	(4,731)	1,168	(724)	8,250		3,963
Income Before Income Taxes	163,656	9,391	5,594	(40,320)		138,321
Income Tax Provision	20	—	—	—		20
Net Income	163,636	9,391	5,594	(40,320)		138,301
Less: Net Income Attributable to Noncontrolling Interests	23,064	—	—	(7,791)	(g)	15,273
Net Income Attributable to Noble Midstream Partners LP	$140,572	$9,391	$5,594	$(32,529)		$123,028
Less: Net Income Attributable to Incentive Distribution Rights	835	—	—	—		835
Net Income Attributable to Limited Partners	$139,737	$9,391	$5,594	$(32,529)		$122,193

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$4.10					$3.58
Subordinated Units	$4.10					$3.58

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	18,192					18,192
Subordinated Units	15,903					15,903

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	18,204					18,204
Subordinated Units	15,903					15,903

(1)	Properties retained by Saddle Butte II.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Midstream Partners LP
Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation
The unaudited pro forma consolidated financial information has been derived from the historical consolidated financial statements of the Partnership and Saddle Butte II. The unaudited pro forma consolidated balance sheet as of December 31, 2017 gives effect to the acquisition as if it had occurred on December 31, 2017. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 gives effect to the acquisition as if it had occurred on January 1, 2017.
Note 2. Pro Forma Adjustments and Assumptions
The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of the acquisition transaction will differ from the pro forma adjustments. We have only included adjustments that are directly attributable to the transactions, factually supportable and, with respect to the statement of operations, expected to have a continuing impact on the consolidated results. A general description of the transaction and adjustments is provided as follows:

(a)
Reflects the pro forma effects of the consideration paid and the application of the acquisition method of accounting in measuring the fair value of acquired assets and liabilities in the Saddle Butte acquisition. The following table summarizes the consideration paid for the acquisition and the preliminary determination of the assets and liabilities acquired at the January 31, 2018 acquisition date (in thousands).

Cash Consideration	$638,529
PDC Energy Payment	24,120
Current Liabilities Assumed	18,259
Total Purchase Price and Liabilities Assumed	$680,908

Cash	$13,418
Accounts Receivable	10,661
Other Current Assets	1,058
Property, Plant and Equipment	206,161
Intangible Assets (1)	348,743
Fair Value of Identifiable Assets	580,041
Implied Goodwill (2)	100,867
Total Asset Value	$680,908

(1)
Our intangible assets are comprised of customer contracts and related relationships acquired in business combinations and recorded under the acquisition method of accounting at their estimated fair values at the date of acquisition. Fair value was calculated using the multi-period excess earnings method under the income approach for the existing customers. This valuation method is based on first forecasting gross profit for the existing customers and then applying expected attrition rates. The operating cash flows were calculated by determining the costs required to generate gross profit from the existing customers. The key assumptions include overall gross profit growth, attrition rate of existing customers over time and the discount rate.

(2)	Implied goodwill is the cost of the acquisition less the fair value of the assets of the acquired business.
(b)Reflects the cash transactions directly attributable to the acquisition. The cash transactions are as follows (in thousands):

Restricted Cash (1)	$37,505
Borrowing on Revolving Credit Facility	300,000
Greenfield Member Funding	324,039
Total Cash	661,544
Less: Cash Consideration	(638,529)
Less: PDC Energy Payment	(24,120)
Less: Transaction Expenses	(3,500)
Net Cash Outflow	$(4,605)

(1)	Restricted cash represents the amount held in escrow at December 31, 2017 for the purchase of Saddle Butte.

(c)	Reflects the adjustment of net assets attributable to Greenfield Member’s equity ownership interest of Black Diamond.

Noble Midstream Partners LP
Notes to Unaudited Pro Forma Consolidated Financial Statements

(d)
Reflects adjustment to report Saddle Butte revenues from the purchase and sale of crude oil inventory with the same counterparty on a net basis to conform to our accounting policy in accordance with ASC Topic 845, “Non-monetary Transactions”.

(e)Reflects the increase in depreciation and amortization over the periods presented as a result of higher asset values based on fair values rather than reported historical cost.

	Estimated New Book Value (in thousands)	Useful Life (in years)
Property, Plant and Equipment (in service)	$135,525	3 - 30	(1)
Construction in Progress	70,636	—
Intangible Assets	$348,743	7 - 14	(2)

Reversal of Depreciation Expense Recorded		$(5,422)
Depreciation Expense Based on the Fair Value		4,552
Amortization Expense Based on the Fair Value		32,940
Pro Forma Depreciation and Amortization Expense for the Year Ended December 31, 2017		$32,070

(1)	Depreciation is computed over the asset’s estimated useful life using the straight line method based on estimated useful lives.

(2)
We utilize the straight-line method of amortization for intangible assets with finite lives. The amortization period is reflective of the pattern in which the estimated economic benefit is expected to be received over the estimated useful life of the intangible asset.

(f)
Reflects the net interest expense associated with drawing $300 million on our revolving credit facility. The interest rate at December 31, 2017 was 2.75%. A change of 1/8% in the interest rate would have resulted in a change in interest expense of $0.4 million.

(g)	Reflects the adjustment of net income attributable to Greenfield Member’s equity ownership of Black Diamond. The adjustment (in thousands) is calculated as follows:

Net Income of Saddle Butte II Acquired Properties for the Year Ended December 31, 2017	$14,985
Pro Forma Depreciation and Amortization Expense for the Year Ended December 31, 2017	(32,070)
Pro Forma Net Loss of Saddle Butte II Acquired Properties for the Year Ended December 31, 2017	$(17,085)
Greenfield Member’s Equity Ownership Interest in Black Diamond for the Year Ended December 31, 2017	45.6%
Pro Forma Net Loss Attributable to Greenfield Member’s Equity Ownership of Black Diamond for the Year Ended December 31, 2017	$(7,791)